EXHIBIT 10.7.4

FEDERAL HOME LOAN BANK OF BOSTON

2009 DIRECTOR COMPENSATION POLICY

A fee of $4,875 per meeting shall be paid to all Directors that attend all or part of a meeting of the Board of Directors.  A fee of $5,500 per meeting shall be paid to the chair of all committees except for the chair of the Audit Committee which shall be $6,125 per meeting.  A fee of $6,125 per meeting shall be paid to the vice chair of the Board.  A fee of $6,750 per meeting shall be paid to the chair of the Board.  This fee shall also be provided to any person elected by the Board to serve as chairman pro tempore or to the vice chair if the vice chair presides for an entire meeting of the Board.  There are ten regularly scheduled meetings in 2009.

A fee of $2,000 per meeting shall be paid to all committee members, including ex officio members, who attend all or any part of any meeting of a committee of the Board.  A fee of $2,000 shall be paid to any director who attends all or part of the annual shareholders meeting.

A fee of $1,325 per meeting shall be paid to any Director for participation in telephonic conference calls or when participating by telephone for all or any part of a meeting in which the Director would be entitled to receive a meeting fee for in-person attendance at such meeting.

Fees shall be paid per meeting.  For example, if a Board meeting and committee meeting occur on the same day, a separate fee shall be payable for attendance at each meeting.  Additionally, in the case of a multi-day meeting, a separate fee shall be payable for each day’s attendance at the same meeting.

In the event that inclement weather prevents the occurrence of a planned meeting of the Board or one of its committees, the Directors shall be entitled to receive the applicable meeting fee called for in the Statement of Policy, minus any fees received if an in-person meeting is changed to a telephonic meeting.

Maximum Fees

The maximum fees for 2009 for the Chair shall be $60,000, for the Vice Chair $55,000, for the Chair of the Audit Committee $55,000, for all other Committee Chairs $50,000, and for Directors $45,000.

Administrative Matters

The Personnel Committee shall annually review this policy and shall submit its recommendation to the Board.  The Board shall consider the recommendations of the Personnel Committee and shall approve the policy no later than the first regularly scheduled meeting of the Board in which the policy shall apply.  The Board is authorized, in its sole discretion, to interpret the provisions of the policy and to address situations not anticipated or covered by this policy, consistent with the requirements set forth in the regulations promulgated by the Federal Housing Finance Agency, if any.

The following projections assume attendance at eight board meetings and three committee meetings.

Director cap:	$45,000

8 board meetings	x	$4,875	=	$39,000
3 committee meetings	x	2,000	=	6,000
				$45,000
Committee Chair cap:	$50,000

8 board meetings	x	$5,500	=	$44,000
3 committee meetings	x	2,000	=	6,000
				$50,000
Audit Committee Chair cap	$55,000

8 board meetings	x	$6,125	=	$49,000
3 committee meetings	x	2,000	=	6,000
				$55,000
Vice Chair cap:	$55,000

8 board meetings	x	$6,125	=	$49,000
3 committee meetings	x	2,000	=	6,000
				$55,000
Chair cap:	$60,000

8 board meetings	x	$6,750	=	$54,000
3 committee meetings	x	2,000	=	6,000
				$60,000